Exhibit 10.1
Execution Copy
ASSET PURCHASE AGREEMENT
among
BENEN TRADING LTD.,
CORTEX BIOCHEM, INC.
and
THE SHAREHOLDERS OF CORTEX BIOCHEM, INC.
September 4, 2007

Table of Contents

ARTICLE I SALE OF ASSETS AND TERMS OF PAYMENT	1

1.01 Assets Being Sold (the “Purchased Assets”)	1
1.02 Retained Assets	3
1.03 Assumed Liabilities	3
1.04 Purchase Price	3
1.05 Allocation of the Purchase Price	4
1.06 Absolute Sale	4
1.07 Other Contracts	4
1.08 Bulk Sales Laws	4

ARTICLE II RELATED AGREEMENTS	4

2.01 Bill of Sale	4
2.02 Assignment of Intellectual Property Right	5
2.03 Transition Services Agreement	5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER	5

3.01 Organization and Good Standing	5
3.02 Authorization, Compliance with Other Instruments and Law	5
3.03 Financial Statements	6
3.04 Operation of Seller in the Ordinary Course	6
3.05 Tax Matters	7
3.06 Material Contracts and Commitments	8
3.07 Licenses, Permits and Authorizations	8
3.08 Title to Purchased Assets	8
3.09 Transferred Intellectual Property	8
3.10 Employee Benefit Plans	9
3.11 Litigation and Other Claims	10
3.12 No Material Adverse Change	10
3.13 Sufficiency of Purchased Assets	10
3.14 Compliance with Laws	10
3.15 Insurance	11
3.16 Accounts Receivable; Inventory	11
3.17 Labor Matters	12
3.18 Condition of Purchased Assets	12
3.19 Environmental Matters	12
3.20 Absence of Certain Payments	14
3.21 Full Disclosure	14

ARTICLE IV REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER	14

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4.01 Organization	14
4.02 Due Authorization	14

ARTICLE V COVENANTS PENDING CLOSING AND OTHER AGREEMENTS	15

5.01 Conduct of Business of Seller Prior to the Closing	15
5.02 Access to Information	16
5.03 Consents	16
5.04 Public Announcements	16
5.05 Confidentiality	16
5.06 Related Agreements	17
5.07 No-Shop	17
5.08 Website	17
5.09 Licenses	18
5.10 Consulting Services	18

ARTICLE VI CLOSING CONDITIONS	19

6.01 Conditions to Each Party’s Obligations to Effect the Transactions Contemplated Hereby	19
6.02 Conditions to the Obligations of Seller to Effect the Transactions Contemplated Hereby	19
6.03 Conditions to the Obligations of Buyer to Effect the Transactions Contemplated Hereby	19

ARTICLE VII THE CLOSING	20

7.01 Time and Place of Closing	20
7.02 Closing	21

ARTICLE VIII EMPLOYMENT, WORKERS’ COMPENSATION AND PRODUCT LIABILITY RESPONSIBILITY	21

8.01 Employment; Workers’ Compensation	21
8.02 Product Liability and Warranty Claims	21
8.03 Responsibility for Prior Claims	21

ARTICLE IX POST-CLOSING COVENANTS	21

9.01 Further Assurances	21
9.02 Commissions and Fees	22
9.03 Sales, Transfer and Use Taxes	22
9.04 Nondisclosure; Noncompetition	22
9.05 Indemnification	23
9.06 Defense of Claims	24
9.07 Expenses	26

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9.08 Settlement of Seller’s Obligations	26

ARTICLE X MISCELLANEOUS	26

10.01 Binding Effect	26
10.02 No Assignment	26
10.03 Counterparts	26
10.04 Governing Law	26
10.05 Suits in California	26
10.06 Survival	27
10.07 Notices	27
10.08 Amendment and Modification	28
10.09 Waiver of Compliance	28
10.10 Interpretation	28
10.11 Entire Agreement	28
10.12 Specific Performance	29
10.13 Severability of Covenants	29

ARTICLE XI TERMINATION AND ABANDONMENT	29

11.01 Termination	29
11.02 Procedure and Effect of Termination	30

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SCHEDULES

Schedule	Description
1.01(a)	Fixed Assets
1.01(b)	Inventories
1.01(c)	Contracts and Commitments
1.01(d)	Accounts Receivable
1.01(e)	Proprietary Rights
1.01(g)(i)	Software used exclusively for Business
1.01(g)(ii)	Software used for Business and Magnetic Particle Business
1.01(h)	Governmental Licenses, Permits and Authorizations
1.01(i)	Credits and Prepaid Expenses
1.03	Assumed Liabilities
1.05	Allocation of the Purchase Price
1.09	Consignment Inventory
2.04	Persons signatory to Non-Competition Agreements
3.02	Authorization, Compliance with Other Instruments and Law
3.05	Tax Matters
3.07	Licenses, Permits and Authorizations
3.08	Title Exceptions
3.10	Employee Benefit Plans
3.11	Litigation and Other Claims
3.13	Assets Used for Business Not Sold
3.14	FDA Approvals and Notices
3.15	Insurance
3.16	Inventory; Accounts Receivable
3.17	Labor Matters
3.19	Environmental Matters
9.02	Commissions and Fees

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EXHIBITS

Exhibit	Description

A	Bill of Sale and Assignment and Assumption Agreement

B	Assignment of Intellectual Property

C	Transition Services Agreement

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ASSET PURCHASE AGREEMENT
THIS AGREEMENT (the “Agreement”) is made as of August _____, 2007 among BENEN TRADING LTD., an Irish limited company (“Buyer”) CORTEX BIOCHEM, INC., a California corporation (“Seller”), and DR. MATT POURFARZANEH, LEONARD I. KARP, EDWARD J. RITELLI, JR., (the “Founding Shareholders”), RAY POURFARZANEH and DR. DOKHI NARGESSI, the sole shareholders of Seller (together, with the Founding Shareholders, the “Shareholders”).
SUMMARY OF TRANSACTION
Seller is engaged, among other business lines not be sold under this Agreement (such business lines, collectively, the “Magnetic Particle Business”), in the business of selling purified antigens, primary antibodies, secondary antibodies, including antibodies for infectious disease and reporter gene research studies (the “Business”). Seller wishes to sell and Buyer wishes to purchase all of the assets and to assume certain liabilities related to the Business of Seller.
ARTICLE I
SALE OF ASSETS AND TERMS OF PAYMENT
1.01 Assets Being Sold (the “Purchased Assets”). Seller agrees to sell and Buyer agrees to purchase, at the Closing (as defined in Section 7.01 hereof), all of the assets of Seller related to the Business as they shall exist on the Closing Date (as defined in Section 7.01 hereof), except for the Retained Assets (as defined in Section 1.02 hereof), including without limitation the following assets:
(a) Fixed Assets. All the fixed assets, including equipment, computers, fixtures, fittings, furniture and machinery, of Seller related exclusively to the Business which are listed in Schedule 1.01(a) hereto, which shall be updated to include all similar assets of Seller acquired hereafter immediately prior to the Closing;
(b) Inventories. All inventories owned by Seller of any kind related to the Business, including, but not limited to, finished goods, work-in-process, supplies and raw materials listed on Schedule 1.01(b), which shall be updated to include all similar assets of Seller acquired hereafter immediately prior to the Closing;
(c) Contracts and Commitments. All of the rights, title and interest of Seller in, to and under all pending and executory contracts, agreements, commitments and understandings of Seller related exclusively to the Business, including, without limitation, those with respect to (x) the purchase of materials, supplies or services, (y) the sale of products, and (z) the Material Contracts as defined in Section 3.06, which Material Contracts are listed in Schedule 1.01(c) hereto;

(d) Accounts Receivable. All accounts receivable related to the Business as set forth on Schedule 1.01(d), which shall be updated to include the then current accounts receivable immediately prior to the Closing;
(e) Proprietary Rights.
(i) Patents, Trademarks and Related Assets. All domain names, Internet web sites (including, without limitation, www.cortex-biochem.com, which web site will be modified pursuant to Section 5.08) their contents, software and goodwill appurtenant thereto, and applications therefor, copyrights, tradenames (but not including “Cortex Biochem,” for which Seller grants to Buyer a license pursuant to Section 5.09), brand names and licenses (“Proprietary Rights”) of Seller related exclusively to the Business, including those listed in Schedule 1.01(d) hereto;
(ii) Technical Know-how. All proprietary and other technical information and technology (“Technical Know-how”) owned by Seller related exclusively to the Business (including research and development in progress), including inventions and discoveries, data sheets, protocols, improvements, processes, know-how, formulae, drawings, specifications, production data, trade secrets, plans, files, notebooks and other records and documents pertaining to research and development;
(iii) Licenses. All right, title and interest related to the Business of Seller in, to and under any licenses of any Proprietary Rights or Technical Know-how owned by any third party; and
(iv) Related Agreements. All secrecy or other agreements with others, including employees, relating to disclosure, assignment or patenting of any Proprietary Rights or Technical Know-how, to the extent that such agreements relate to the Business;
(f) Books and Records. All materials, including all books and records, sales and credit records, marketing, advertising and sales material, literature, catalogues and other publications, customer lists, supplier lists, financial records and personnel and payroll records of Seller related exclusively to the Business, but excluding the corporate books and records of the Seller, in electronic format, if available, otherwise in printed form;
(g) Software. All software being used exclusively in the Business set forth on Schedule 1.01(g)(i) (for software used for the Business and the Magnetic Particle Business, which is set forth on Schedule 1.01(g)(ii), Seller grants a license pursuant to Section 5.09).
(h) Governmental Licenses, Permits and Authorizations. To the extent assignable, all governmental licenses, permits and authorizations related to the Business, if any, a complete list of which is set forth in Schedule 1.01(h) hereto;

(i) Credits and Prepaid Expenses. To the extent assignable, all of Seller’s credits, prepaid expenses and other current assets related to the Business listed in Schedule 1.01(i);
(j) Intangible Assets. The Business as a going concern and the goodwill thereof; and
(k) Other Assets. All other assets, properties, and rights of every kind and nature owned or held by Seller related exclusively to the Business or in which Seller has an interest related exclusively to Business on the Closing Date, known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement, other than the Retained Assets.
1.02 Retained Assets. Notwithstanding the foregoing, the Purchased Assets shall not include any cash held by Seller or any assets of the Magnetic Particle Business all of which shall be retained by Seller (the “Retained Assets”).
1.03 Assumed Liabilities.
Buyer assumes (a) Seller’s accounts payable as of the Closing Date for raw materials and finished goods delivered by third party suppliers, related to the Business (purchased pursuant to Section 1.01(b)), which accounts payable are set forth in Schedule 1.03, to be provided one business day before Closing and (b) the liabilities and obligations under the contracts purchased and assumed by Buyer pursuant to Section 1.01(c) above, but only to the extent such liabilities and obligations arise from the conduct of business after the Closing (the “Assumed Liabilities”). Other than the Assumed Liabilities Seller shall retain all liabilities of any nature whatsoever, including without limitation, any liabilities or obligations related to the operation of the Business or the Magnetic Particle Business, or any of the Seller’s assets, employees, properties, contracts and agreements (collectively the “Retained Liabilities”). Seller and the Shareholders hereby jointly and severally agree to indemnify and hold harmless Buyer with respect to any of the Retained Liabilities in the manner provided in Section 9.05(a) hereof.
1.04 Purchase Price.
Buyer, in consideration for the purchase of the Purchased Assets being sold pursuant to this Agreement, agrees to pay and deliver to Seller, at the Closing, cash in the amount of US $2,800,000 in immediately available Federal Funds by wire transfer to the bank account of Seller designated by Seller in writing not less than two days before the Closing (the “Base Purchase Price”). In addition, Buyer will also pay, at the Closing, cash in an amount equal to 80% of (i) the accounts receivable purchased by the Buyer under Section 1.01(d) (to the extent such accounts receivable are collectible, as determined in good faith among the parties prior to Closing), less (ii) the accounts payable assumed by Buyer as Assumed Liabilities under Section 1.03 (the “Additional Purchase Price”). The Base Purchase Price and the Additional Purchase Price are collectively referred to as the “Purchase Price”.

1.05 Allocation of the Purchase Price. Seller and Buyer agree to allocate the purchase price for the Purchased Assets in the manner set forth in Schedule 1.05 hereto, which allocation the parties shall adhere to for the purposes of all Federal, state and local tax returns filed by them subsequent to the Closing, including the determination by Seller of taxable gain or loss on the sale of the Purchased Assets hereunder and the determination by Buyer of its tax basis with respect to the Purchased Assets.
1.06 Absolute Sale. Seller agrees that the sale, conveyance, transfer and delivery of the Purchased Assets to Buyer shall be free and clear of all title defects, liabilities, obligations, liens, encumbrances, charges and claims of any kind, except for the title exceptions listed in Schedule 3.08 hereto.
1.07 Other Contracts. This Agreement shall not constitute an agreement to assign or sublicense, as the case may be, any contracts, leases, licenses, agreements or arrangements (for purposes of this Section 1.07 collectively called “contracts”) if such attempted assignment or sublicense, without the consent of the other party thereto, is not permitted as a matter of law or in accordance with the terms of such contracts or would constitute a breach of such contracts or would in any way impair the rights of Seller or Buyer thereunder. Seller will use its best efforts to obtain, or will assist Buyer to obtain, such consents as may be necessary or appropriate to vest in Buyer all of Seller’s right, title and interest in all such contracts. If such consent is not obtained or if an assignment, attempted assignment or sublicense is not so permitted or would be ineffective or would impair Buyer’s rights thereunder, Seller will cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such contracts.
1.08 Bulk Sales Laws. Seller and Buyer hereby waive compliance with the provisions of any applicable bulk sales laws; provided, however, that Seller and Shareholder agrees to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Buyer or the Purchased Assets by reason of such noncompliance, to indemnify, defend and hold harmless Buyer from and against any and all such claims (other than Assumed Liabilities) in the manner provided in Section 9.05(a) hereof, and to take promptly all necessary action to remove any lien or encumbrance which is placed on the Purchased Assets by reason of such noncompliance.
ARTICLE II
RELATED AGREEMENTS
Simultaneously with the Closing hereunder the following agreements (the “Related Agreements”) shall be executed and delivered:
2.01 Bill of Sale. Bill of Sale and Assignment and Assumption Agreement substantially in the form attached as Exhibit A;

2.02 Assignment of Intellectual Property Right. Assignment Agreement for Intellectual Property in the form of Exhibit B.
2.03 Transition Services Agreement. Transition Services Agreement between Buyer and Seller in the form attached hereto as Exhibit C (the “Transition Services Agreement”).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller and Shareholders represent and warrant to, and covenant with, Buyer that as of the date hereof and as of the Closing Date:
3.01 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the corporate power and authority to own and operate its properties and assets (including the Purchased Assets) and to conduct the Business as it is now being conducted. Seller is duly qualified to do business in all other jurisdictions in which Seller owns, leases or operates property or otherwise conducts Seller’s business if the failure to be qualified would have a material adverse effect on Seller’s ability to conduct business using the Purchased Assets.
3.02 Authorization, Compliance with Other Instruments and Law. Seller has full corporate power and authority to enter into this Agreement and the other agreements and documents to be executed and delivered by it at the Closing as contemplated hereby (collectively, the “Closing Documents”), to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the shareholders and board of directors of Seller. This Agreement has been duly executed and delivered by Seller and Shareholders, and is a valid and binding obligation of Seller and Shareholders enforceable against Seller and Shareholders in accordance with its terms and the Closing Documents will, when executed and delivered by Seller and Shareholders at Closing, constitute valid and binding obligations of Seller and Shareholders enforceable against Seller and Shareholders in accordance with their terms. The execution, delivery and performance of this Agreement and the Closing Documents will not (i) conflict with or result in a breach or violation of any provision of the Articles of Incorporation or By-Laws of Seller or of any order, writ, injunction, judgment, decree, law, statute, rule or regulation to which either of the Seller or Shareholders is a party or by which Seller, Shareholders or the Purchased Assets may be bound or affected; or (ii) except as set forth in Schedule 3.02, result in a default (or give rise to any right of termination, cancellation or acceleration) or result in the creation of any lien, encumbrance, security agreement, charge, pledge, equity or other claim or right of any person in or to the Purchased Assets under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either of the Seller or Shareholders is a party or by which the Seller, Shareholders or the Purchased Assets may be bound. All necessary authorizations of the transactions contemplated by this Agreement required to be obtained by the Seller or Shareholders from any Federal, state, local or foreign government or agency shall have been obtained prior to the Closing, and any filings, notifications or disclosures required by law or regulation of any such government or agency shall have been made in such form as is acceptable as filed. Buyer shall cooperate with Seller and Shareholders with respect to the aforesaid filings, notifications or disclosures to the extent necessary to obtain said authorizations. Seller will deliver to Buyer at the Closing true and complete copies of all resolutions of its shareholders, if required, and board of directors by which the execution, delivery and performance of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby were authorized, certified by its respective Secretary or Assistant Secretary as of the Closing Date.
3.03 Financial Statements.
Seller has previously furnished to Buyer true and correct copies of (i) the unaudited balance sheets of Seller as of December 31, 2006 and July 31, 2007; and (ii) the unaudited income statements of Seller which income statements separately list the Business and the Magnetic Particle Business for the fiscal years ended December 31, 2006 and the seven months ended July 31, 2007 (collectively, the “Financial Statements”). The balance sheets included in the Financial Statements (including the related notes thereto) are true, complete and correct and present fairly the financial position of Seller as of their respective dates, and the related income statements included in the Financial Statements are true, complete and correct and present fairly the results of operations of Seller for the periods then ended, all in conformity with United States GAAP applied on a consistent basis.
3.04 Operation of Seller in the Ordinary Course. (a) Since the close of business on December 31, 2006, Seller’s Business has been operated, and through the Closing Date will have been operated, in the ordinary course, except to the extent that Buyer has otherwise agreed (or may prior to the Closing Date otherwise agree) in writing or as is expressly contemplated by this Agreement. From the date hereof until the Closing Date, Seller shall continue to use its best efforts to preserve the goodwill of Seller’s Business and its relationship with employees, customers and suppliers.
(b) In furtherance of the foregoing, since December 31, 2006, the Seller has not with respect to the Business (i) incurred any obligations or liabilities, whether absolute, accrued, contingent or other, other than obligations and liabilities incurred in the ordinary course of business, (ii) mortgaged, pledged or subjected to any lien, lease, security interest or other encumbrance (other than liens for taxes, assessments or other governmental charges not yet due and payable, or presently payable without penalty or interest) any of its assets, real or personal, tangible or intangible, (iii) acquired or disposed of any assets or properties used in the operation of the Business, or entered into any agreement for any such acquisition or disposition, except in the ordinary course of business, (iv) forgiven or canceled any debts or claims other than in the ordinary course of business or waived any rights of material value not previously accrued for, (v) granted any rights or licenses under or to any of its patents, trademarks, trade names, copyrights, domain names or other intellectual property rights, (vi) suffered any loss of, or material adverse change in its relationship with, any supplier or customer or has knowledge that any such supplier or customer intends any action which would constitute or lead to such a loss or material adverse change, (vii) suffered any damage, destruction or loss (whether or not covered by insurance) which has a material adverse effect on its business, (viii) suffered any strike or other labor trouble which has had a material adverse effect on its operations, (ix) terminated or made any substantial revision of, or engaged in any renegotiation of, any material contract, (x) made any change in accounting principles or methods or in classification, depreciation or amortization policies or rates, (xi) settled any dispute involving payment by the Seller in excess of $10,000, (xii) made any loan or advance in excess of $10,000 to any person or entity other than travel or expense advances in accordance with its normal policies which have been accounted for or repaid and extension of trade credit in accordance with its normal business practices, or (xiii) entered into any material transaction other than in the ordinary course of business.
3.05 Tax Matters. Other than as disclosed on Schedule 3.05:
(a) Seller has: (i) timely filed all returns, declarations, reports, estimates, information returns, and statements (“Returns”) required to be filed or sent by it in respect of any “Taxes” (as defined in subsection (d) below) and all such Returns were complete and correct in all material respects and (ii) timely and properly paid all Taxes required to be paid by it through the date hereof (including any Taxes shown due on any Return).
(b) There are no liens for Taxes upon any of the Purchased Assets, except liens for Taxes not yet due.
(c) No deficiency for any Taxes has been proposed, asserted or assessed against Seller that has not been resolved and paid in full. No waiver, extension or comparable consent given by Seller regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. No Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns is pending, nor has there been any notice to Seller by any taxing authority regarding, or is any such tax audit or other proceeding threatened with regard to, any Taxes or Returns. Seller does not expect the assessment of any additional Taxes on Seller and is not aware of any unresolved questions, claims or disputes concerning the liability for Taxes on Seller which would exceed the estimated reserves therefor set forth in the Financial Statements. Seller is not nor has it ever been a party to any tax sharing agreement with any person. As concerns the Purchased Assets, the liabilities assumed by the Buyer and the Business, Seller has complied in all material respects with all applicable laws relating to the collection or withholding of Taxes (such as sales Taxes or withholding of Taxes from the wages of employees), and Seller has not been and is not liable for any Taxes for failure to comply with such laws.
(d) For purposes of this Agreement, the terms “Tax” or “Taxes” means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any valid taxing authority upon Seller.

3.06 Material Contracts and Commitments. Schedule 1.01(c) hereto constitutes a full and complete list, as of the date hereof, of all contracts and commitments of Seller related to the Business involving aggregate rights or obligations of Seller in excess of $5,000 per contract or which have a remaining term, as of the date hereof, of over six months in length of obligation on the part of Seller (“Material Contracts”). Except as indicated on Schedule 1.01(c), Seller is not in breach or violation of, or in default under any of the Material Contracts; the execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute a default or breach under the Material Contracts; and, except as specifically indicated in Schedule 1.01(c), the execution of this Agreement and the consummation of the transactions contemplated hereby will not give rise to any consent requirement under any of the Material Contracts. All of the contracts listed on Schedule 1.01(c) are in full force and effect and have not been modified or amended, except as set forth on Schedule 1.01(c).
3.07 Licenses, Permits and Authorizations. Seller has obtained, and will as of the Closing Date continue to have, all material approvals, authorizations, consents, licenses, franchises, orders, certificates and other permits of, and has made and will have made on the Closing Date all filings with, any governmental authority, whether foreign, Federal, state or local, which are required for the ownership of the Purchased Assets or the conduct of Seller’s Business as presently conducted. A complete list of all such approvals, authorizations, consents, licenses, franchises, orders, certificates, permits and filings is included as Schedule 3.07 hereto.
3.08 Title to Purchased Assets. Seller has good title to the Purchased Assets and shall at the Closing deliver to Buyer good title to the Purchased Assets free and clear of all title defects, liabilities, obligations, liens, mortgages, security interests, encumbrances, easements, claims or similar adverse interests of any kind or character except for the title exceptions listed in Schedule 3.08 hereto. All leases pursuant to which Seller leases any of the Purchased Assets are valid and binding in accordance with their respective terms. Seller is not in breach or violation, or default under any agreement or lease, which breach, violation or default might result in the creation of any mortgage, security interest, encumbrance, easement, claim or similar adverse interest of any kind or character.
3.09 Transferred Intellectual Property. Except as set forth in Schedule 1.01(d), to the knowledge of Seller or Shareholders and only insofar as they relate to the Business:
(a) Seller owns or has the right to use pursuant to license, sublicense, public domain, agreement, or permission the following intellectual property (the “Transferred Intellectual Property”): (i) all trademarks, service marks, trade dress, logos, trade names, and corporate names, including all goodwill associated therewith, and all applications registrations, and renewals in connection therewith, (ii) all trade secrets and confidential business information (including protocols, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (iii) all other proprietary rights, and (iv) all copies and tangible embodiments thereof (in whatever form or medium).

(b) Seller, its officers and Shareholders have (i) not knowingly interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and (ii) never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation, including any claim that Seller or Shareholders must license or refrain from using any intellectual property rights of any third party, which might result in a material adverse effect to the Business. To the knowledge of Seller or Shareholders, no third party has interfered with, infringed upon, or misappropriated in any material respect any intellectual property rights of Seller.
(c) Sellers does not have any (i) patents or pending patent application or application for registration which Seller has made with respect to any of the Transferred Intellectual Property, (ii) material license, agreement, or other permission which Seller has granted to any third party with respect to any of the Transferred Intellectual Property outside the ordinary course of business, or (iii) registered trade names or registered trademarks used by Seller with respect to the Transferred Intellectual Property.
3.10 Employee Benefit Plans.
(a) For purposes of this Section 3.10, “Employee Plan” shall mean any “employee benefit plan,” as defined in section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not such plan is subject to any of the provisions of ERISA, and any qualified or non-qualified current or deferred compensation, bonus, incentive compensation, stock-based rights, option or appreciation plan, severance pay, retirement, pension, supplemental pension, profit-sharing, stock bonus, salary continuation, tuition assistance, dependent care assistance, legal assistance, vacation, fringe benefit, group or individual health, medical, dental, vision, disability, life insurance or survivor benefit or similar plan, policy or arrangement, which covers any employee, self-employed individual or beneficiary of any employee or self-employed individual, whether active or retired, of Seller, any predecessor of Seller, or any entity which, with Seller, is considered to be part of a single employer under Section 414(b), (c), (m) or (o) of the Code.
(b) No Employee Plan of Seller is a “defined benefit plan,” as defined in Section 3(35) of ERISA and subject to Title IV of ERISA, or a “multi-employer plan,” as defined in Section 3(37) of ERISA, and Seller has not been obligated to make a contribution to any “defined benefit plan” or “multi-employer plan” within the five year period preceding the date of this Agreement.
(c) No “party in interest” as defined in section 3(14) of ERISA or “disqualified person” as defined under Section 4975 of the Code has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Employee Plan which could subject Buyer to liability, restitution or penalty under Section 409 or 502(i) of ERISA or Section 4975 of the Code.
(d) Seller is in material compliance with, and has administered each of its

Employee Plans in accordance with, the terms of such plan and the requirements of any and all laws, orders, decrees and regulations, including but not limited to, ERISA and the Consolidated Omnibus Budget Reconciliation Act of 1985, applicable to each such plan.
(e) There is no pending or, to the best of Seller’s or Shareholders’ knowledge, threatened legal action, arbitration or other proceeding or investigation against Seller or any Employee Plan with respect to any Employee Plan which could result in any penalty or liability for Buyer, and there is no reasonable basis for any such legal action or proceeding.
(f) No employer securities, employer real property or other employer property is included in the assets of any Employee Plan.
3.11 Litigation and Other Claims. Except as described in Schedule 3.11, there are no actions, suits, arbitration proceedings, claims or other proceedings arising out of or related to the Business of the Seller pending or, to the knowledge of Seller or Shareholders, threatened before any foreign, Federal, state, municipal or other court, department, commission, arbitration panel, board, bureau, agency, body or instrumentality against Seller or affecting the Purchased Assets at law or in equity. Seller and Shareholders are not a party to or subject to the provisions of any order, writ, injunction, decree or judgment of any court or foreign, Federal, state, municipal or other governmental or administrative body, department, commission, board, bureau, securities exchange or other agency or instrumentality in connection with the ongoing operations of Seller except as set forth in Schedule 3.11.
3.12 No Material Adverse Change. Since the close of business on the date of the Financial Statements, there has been no material adverse change in the financial condition, or results of operations of the Business of Seller.
3.13 Sufficiency of Purchased Assets. Except as set forth on Schedule 3.13, the Purchased Assets have been sufficient for Seller to operate the Business as currently operated. Seller is not a party to any contract which is necessary in any material respect to Seller’s Business other than contracts which will be assigned to Buyer at the Closing hereunder.
3.14 Compliance with Laws.
(a) To Seller’s and Shareholders’ knowledge, neither the Purchased Assets nor the operations of the Business, as conducted at the date hereof and as will be conducted through the Closing Date, violate, in any material respect, any foreign, Federal, state or local law, ordinance, rule or regulation.
(b) To Seller’s and Shareholders’ knowledge, Seller, as well as each of its “establishments” and “relevant persons” (as such terms are defined under the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et. seq. (collectively the “Regulated Group”), is currently in compliance in all material respects with all regulatory requirements of the Federal Food and Drug Administration (the “FDA”), including without limitation all registration, Good Manufacturing Practices, licensing and recordkeeping requirements, to the extent applicable. To Seller’s and Shareholders’ knowledge, each member of the Regulated Group currently has all permits, licenses, authorizations and approvals required by the FDA, all of which are listed on Schedule 3.14, and is in compliance with all conditions and terms of such permits, licenses, authorizations and approvals. The transactions contemplated hereby will not conflict with or result in any violation of such permits, licenses, authorizations and approvals, and any notices to, or consents by, the FDA required in connection with such transactions (all of which are listed on Schedule 3.14) have been obtained prior to the Closing Date. Except as set forth on Schedule 3.14, no notice has been received, and no review or investigation is pending, or to Seller’s or Shareholders’ knowledge, threatened with respect to (i) any alleged violation by any member of the Regulated Group of any law, regulation or FDA order, or (ii) any alleged failure by any member of the Regulated Group to have all required permits, registration, licenses, authorizations and approvals.
3.15 Insurance. Seller maintains, and through the Closing Date will maintain, adequate insurance including self-insurance insuring the Purchased Assets and the operations of the Business. All policies of insurance of any kind maintained, owned or held by Seller which cover the Purchased Assets or the Business are set forth in Schedule 3.15 hereto and such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination. The insurance policies to which Seller is a party which cover the Purchased Assets or Seller’s Business are sufficient for compliance with all requirements of applicable laws and all agreements to which Seller is a party or by which Seller or the Purchased Assets may be bound. In the three years preceding the date of this Agreement, Seller has not been refused any insurance with respect to the Purchased Assets or the operations of Seller or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried such insurance.
3.16 Accounts Receivable; Inventory.
(a) Accounts Receivable; Accounts Payable. All accounts receivable of Seller pertaining to the Business are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the most recent balance sheet included in the Financial Statements (the “Balance Sheet”) (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller. Schedule 3.16(a) sets forth a complete and accurate list of all outstanding accounts receivable pertaining to the Business as of the date of this Agreement, which list sets forth the aging of such accounts receivables.
(b) Inventory. The inventories of Seller pertaining to the Business are generally of a quality and quantity usable and salable at customary gross margins and with customary markdowns consistent with past practice in the ordinary course of business. Such inventory status is consistent with the past custom and practice of the

Seller, subject only to the reserve for inventory writedown set forth on the face of the Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller. Since December 31, 2006, there have not been any write-downs of the value of, or establishment of any reserves against, any inventory, except for write-downs and reserves in the ordinary course of business and consistent with past practice which have not had, either individually or in the aggregate, a material adverse effect.
(c) Accounts Payable. Schedule 3.16(c) contains a complete and accurate list of all accounts payable which are included in the Assumed Liabilities as of the date of this Agreement, which list sets forth the aging of each such account payable. All accounts payable that are reflected on Schedule 3.16(c), or on the accounting records of Seller as of the Closing Date represent valid obligations arising from products or services actually received by or loans actually made to Seller in the ordinary course of business.
3.17 Labor Matters. Except as set forth in Schedule 3.17: (a) to Seller’s and Shareholder’s knowledge, Seller is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against Seller pending or threatened with respect to Seller’s employees before the National Labor Relations Board or any other applicable tribunal; and (c) Seller has received no notice that any representation or petition respecting the employees of Seller has been filed with the National Labor Relations Board or any other applicable tribunal.
3.18 Condition of Purchased Assets. The Purchased Assets are in good repair and working condition, normal wear and tear excepted, are suited for the uses currently intended, are in conformity with all applicable laws, ordinances, rules and regulations and are in good saleable condition, normal wear and tear excepted.
3.19 Environmental Matters.
(a) Except as set forth in Schedule 3.19 hereto: (i) to Seller’s and Shareholder’s knowledge, Seller is in compliance in all material respects with all environmental laws, regulations, permits and orders applicable to it, and with all laws, regulations, permits and orders governing or relating to asbestos removal and abatement; (ii) Seller has not transported, stored, treated or disposed, or allowed or arranged for any third parties to transport, store, treat or dispose, of any Hazardous Substances or other waste to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, or had performed, arranged for or allowed by any method or procedure such transportation, storage, treatment or disposal in contravention of any laws or regulations, nor has Seller disposed of, or allowed or arranged for any third parties to dispose of, Hazardous Substances or other waste upon property owned or leased by it; (iii) to Seller’s and Shareholder’s knowledge, there has not occurred, nor is there presently occurring, a Release of any Hazardous Substance on, into or beneath the surface of any parcel of real property in which Seller has an ownership interest or any leasehold interest; (iv) Seller has not transported or disposed of, or allowed or arranged for any third parties to transport or dispose of, any Hazardous Substance or other waste to or at a site which, pursuant to the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or any similar law, (A) has been placed on the National Priorities List or its state equivalent, or (B) the Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the National Priorities List or its state equivalent; (v) Seller or Shareholders have not received notice, and have no knowledge of any facts which could give rise to any notice, that Seller is a potentially responsible party for a Federal or state environmental cleanup site or for corrective action under CERCLA or any other applicable law or regulation or notice of any other Environmental Claim; (vi) Seller has not received any written or oral request for information in connection with any Federal or state environmental cleanup site and has not undertaken (or been requested to undertake) any response or remedial actions or cleanup actions of any kind at the request of any Federal, state or local governmental entity, or at the request of any other person or entity; (vii) there are no laws, regulations, ordinances, licenses, permits or orders relating to environmental or worker safety matters requiring any work, repairs, construction or capital expenditures with respect to the assets or properties of Seller; and (viii) Schedule 3.19 identifies (w) all environmental audits, assessments or occupational health studies undertaken by Seller or its agents or by any governmental agencies with respect to the operations or properties of Seller; (x) the results of any ground water, soil, air or asbestos monitoring undertaken with respect to any real property owned or leased by Seller; (y) all written communications of Seller with environmental agencies; and (z) all citations issued to Seller under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.).
(b) For the purposes of this Agreement, “Environmental Claim” shall mean any demand, claim, governmental notice or threat of litigation or the actual institution of any action, suit or proceeding at any time by a person other than the parties which asserts that an Environmental Condition constitutes a violation of or otherwise may give rise to any liability or obligation under, any statute, ordinance, regulation, or other governmental requirement or the common law, including, without limitation, any such statute, ordinance, regulation, or other governmental requirement relating to the emission, discharge, or release of any Hazardous Substance into the environment or the generation, treatment, storage, transportation, or disposal of any Hazardous Substance. “Environmental Condition” shall mean the presence on the Closing Date, whether discovered or undiscovered on the Closing Date, in surface water, ground water, drinking water supply, land surface, subsurface strata or ambient air of any pollutant, contaminant, industrial solid waste or Hazardous Substance arising out of or otherwise related to the operations or other activities of Seller, or of any predecessor in interest or line of business to Seller, conducted or undertaken prior to the Closing Date. “Hazardous Substance” shall mean any substance defined in the manner set forth in Section 101(14) of the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and shall include any additional substances designated under Section 102(a) thereof. “Release” shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

3.20 Absence of Certain Payments. Neither Seller nor Shareholders nor any officers, directors, employees, agents, representatives, or independent contractors of the Seller has made, or arranged for the making of, any unlawful payment to any official, officer or employee of any foreign, Federal, state, county, municipal or other governmental or regulatory body or authority or any self regulatory body or authority, or made any payment to any customer or supplier of the Seller or any officer, director, partner, employee or agent of any customer or supplier, for the unlawful sharing of fees or to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, or engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Seller.
3.21 Full Disclosure. All information furnished to Buyer in accordance herewith is, and as of the Closing Date shall be, correct and complete in all material respects. No representation or warranty of Seller and no information, Schedule or certificate furnished or to be furnished by or on behalf of Seller to Buyer, its affiliates or its agents pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.
ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER
Buyer hereby represents and warrants to, and covenants with, Seller and Shareholders:
4.01 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Ireland, and has the corporate power and authority to own and operate its properties and assets and to conduct its business as it is now being conducted. Buyer is duly qualified to do business in all other jurisdictions in which Buyer owns, leases or operates property or otherwise conducts Buyer’s business if the failure to be qualified would have a material adverse effect on Buyer’s ability to conduct business using the Purchased Assets.
4.02 Due Authorization. Buyer has full corporate power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. The execution, delivery and performance of this Agreement and the Related Agreements will not conflict with or result in a violation of any provision of the Certificate of Incorporation or By-Laws (or similar corporate organizational documents) of Buyer, or of any material contract by which it is bound, or of any judgment or decree to which it is a party or by which it is bound. All necessary authorizations of the transactions contemplated by this Agreement and the Related Agreements required to be obtained by Buyer from any Federal, state, local or foreign government or agency shall have been obtained prior to the Closing, and any filings, notifications or disclosures required by law or regulations of such government or agency shall have been made in such form as is acceptable to file, provided that Seller cooperates with Buyer with respect to the aforesaid filings, notifications or disclosures to the extent necessary to obtain said authorizations. Buyer will deliver to Seller at the Closing true and complete copies of all resolutions of its board of directors by which the execution, delivery and performance of this Agreement and the Related Agreements and consummation of the transactions contemplated hereby and thereby were authorized, certified by the Secretary of Buyer as of the Closing Date.
ARTICLE V
COVENANTS PENDING CLOSING AND OTHER AGREEMENTS
5.01 Conduct of Business of Seller Prior to the Closing. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, Seller will conduct Seller’s Business and operations in, and only in, the ordinary course of business and substantially in the manner heretofore conducted. Without limiting the generality of the foregoing, and except as contemplated in this Agreement, prior to the Closing Date, without the prior written consent of Buyer, Seller will not:
(a) incur or assume any indebtedness for money borrowed, including obligations in respect of capital leases; or incur any material liabilities or obligations other than in the ordinary course of business consistent with past practices; or assume, guarantee, endorse or otherwise become liable or responsible (whether directly or contingently or otherwise) for the obligations of any person; provided, that Seller may endorse negotiable instruments for collection in the ordinary course of business;
(b) except in the ordinary course of business with product purchasers, enter into any material contract or arrangement providing for, in the aggregate, payment or receipt of more than US$25,000 or which is greater than six months in duration without Buyer’s consent which shall not be unreasonably withheld or delayed;
(c) in any material way, violate, breach or allow to lapse any Material Contract or enter into any other agreement, commitment or transaction (including without limitation any borrowing, capital expenditure or capital financing), except in the ordinary course of business consistent with past practice;
(d) sell, transfer, mortgage, encumber or otherwise dispose of any of the Purchased Assets, except in the ordinary course of business consistent with past practice;
(e) agree or make any commitment to take any actions prohibited by this Section 5.01; or

(f) materially reduce the inventory set forth on Schedule 1.01(b) or the accounts receivable set forth on Schedule 1.01(d).
5.02 Access to Information. Between the date of this Agreement and the Closing Date, Seller will, during ordinary business hours (a) give Buyer and its authorized representatives and advisors access to all books, records, offices and other facilities and properties of Seller, (b) permit Buyer to make such inspections thereof as Buyer may reasonably request, and (c) cause its officers and advisors to furnish Buyer with such financial and operating data and other information with respect to Seller as Buyer may from time to time reasonably request; in addition, Seller will cause its accountants to make their personnel, their work papers and such other requested documentation relating to their work papers and to their audits, if any, of the books and records of Seller available to Buyer and its advisors and representatives.
5.03 Consents. The parties hereto will use their best efforts to promptly obtain consents (including any required consents to the assignment of contracts) of all persons and governmental authorities necessary for the consummation of the sale of the Purchased Assets and the other transactions contemplated by this Agreement and the Related Agreements.
5.04 Public Announcements. From the date hereof through the Closing, no party hereto shall make any press release or public announcement or any disclosure to any third person (other than to employees of Seller, employees of Buyer, attorneys, accountants and other advisors of the parties hereto in connection with the transactions contemplated hereby) concerning the transactions contemplated by this Agreement; provided, however, that the parties will make such announcements, if any, as are required by applicable law or stock exchange rules and will mutually agree to the content thereof. In conjunction with the Closing, Buyer and Seller shall consult with each other concerning the form of any post-closing press release or any other public announcement concerning the transactions contemplated by this Agreement, and the parties shall use their best efforts to cause a mutually agreeable form of such release or announcement to be issued.
5.05 Confidentiality.
(a) All information furnished by Buyer (or its agents and representatives) to Seller or Shareholders (or their agents and representatives) or furnished by Seller or Shareholders (or their agents or representatives) to Buyer (or its agents and representatives) pursuant hereto shall be treated as the sole property of the party furnishing the information until the Closing Date, and if the Closing shall not occur, the party receiving the information shall return to the party which furnished such information all copies of any documents or other materials containing, reflecting or referring to such information, shall keep confidential all of such information regarded as confidential by the party supplying such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall not apply to (i) any information which (w) the party receiving the information can establish was already in its possession prior to the disclosure thereof by the party furnishing the information, (x) was then generally known to the public, (y) became known to the public through no fault of the party receiving the information; or (z) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality to the party furnishing the information; or (ii) disclosures in accordance with an order of a court of competent jurisdiction or as required by any law, rule or regulation applicable to the party making the disclosure, including any rule of, or agreement of any party or its affiliates with, any stock exchange.
(b) Seller, Buyer and Shareholders agree, whether or not the Closing shall occur, to maintain, and to cause their agents and representatives to maintain, the confidentiality of the terms and conditions of this Agreement and the Related Agreements and all documents executed and delivered in connection with the transactions contemplated by this Agreement and the Related Agreements. The provisions of this Section 5.05(b) shall not apply to particular conditions or terms of the above referenced documents (i) if the party seeking to make such disclosure shall have obtained the prior written consent of the other party to the disclosure of such conditions or terms, (ii) that are required to be disclosed during the course of any litigation or arbitration which may be brought by any party related to the provisions of any of the above referenced documents, (iii) that are or become generally available to the public other than as a result of actions taken by the party seeking to make such disclosure or its agents and representatives, or (iv) that are required to be disclosed pursuant to and in accordance with any law, rule or regulation applicable to the party seeking to make such disclosure, including any rule of, or agreement of any party or its affiliates with, any stock exchange.
Notwithstanding the foregoing, if a party is requested or required (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any of the above-referenced documents, such party will promptly notify the other party of such request so that such other party may seek an appropriate protective order or waive compliance with the provisions hereof. If, in the absence of a protective order or the receipt of a waiver hereunder, a party is nonetheless, in the opinion of its counsel, compelled to disclose any terms or conditions of the above-referenced documents to any tribunal or else stand liable for contempt or suffer other censure or penalty, such party may disclose such information to such tribunal without liability hereunder.
5.06 Related Agreements. The parties hereto agree that at Closing they will execute and deliver (or cause their affiliates to execute and deliver) the Related Agreements to which they or their affiliates are to be a party.
5.07 No-Shop. Seller and Shareholders hereby agree that until September 30, 2007 they shall not pursue or become involved in any negotiations or discussions or enter into any agreement regarding the sale of the Business of Seller to any third person or entity.
5.08 Website. Immediately prior to Closing, Seller will have transferred from its website www.cortex-biochem.com (to be transferred at Closing under Section 1.01(e)(i)) all contents related to the Magnetic Particle Business to a new website to be established by Seller. Immediately after Closing, Buyer will include on the acquired website in a reasonably prominent position a hyperlink to Seller’s newly established website for the Magnetic Particle Business (the

“Hyperlink”). If Buyer does not include the Hyperlink on the website, Seller shall give written notice to Buyer of its breach of this covenant. If Buyer does not include the Hyperlink on the website within 30 days after receipt of such notice, Buyer shall sell the website domain name to Seller for $1.00.
5.09 Licenses. Effective as of the Closing, Seller hereby grants to Buyer
(a) a royalty-free, non-revocable exclusive license used for the Business to use the trade name “Cortex Immunoreagents” and a co-exclusive license used both for the Business and the Magnetic Particle Business to use the trade name “Cortex Biochem” in relation to the Business for a period of four years commencing on the Closing Date and Seller and Seller’s successor-in-interest, if any to use the “Cortex Biochem” trade name in relation to the Magnetic Particle Business; and
(b) a royalty-free, non-revocable and non-exclusive single use license to use the software used both for the Business and the Magnetic Particle Business (the “Joint Use Software”). In furtherance of providing this license, (a) promptly after Closing, Seller shall cooperate reasonably with Buyer in providing Buyer with instruction and training for how to use the Joint Use Software and (b) during the term of the license, Seller shall provide reasonable support to Buyer for the Joint Use Software in a manner no less responsive than if Seller were supporting its own use of the Joint Use Software.
5.10 Consulting Services. Dr. Matt Pourfarzaneh and Leonard I. Karp (the “Shareholder Consultants”) will provide consulting services to the Buyer in relation to the Business for a period of twelve months commencing on the Closing Date.
(a) Until the end of the sixth month after the Closing Date, the Shareholder Consultants will not charge any consulting fees for the consulting services up to three hours (for each Shareholder Consultant) in any given week. To the extent that a Shareholder Consultant provides consulting services to the Buyer in excess of three hours in any given week, Buyer will pay the Shareholder Consultant an hourly fee of $150 promptly upon (and in no event later than 15 days after) presentation of a written invoice detailing the amount of time spent (in time intervals of at least 1/4 hour) by the Shareholder Consultant in performing the consulting services.
(b) After the end of the sixth month after the Closing Date, to the extent that a Shareholder Consultant provides consulting services to the Buyer, Buyer will pay the Shareholder Consultant an hourly fee of $150 promptly upon (and in no event later than 15 days after) presentation of a written invoice detailing the amount of time spent (in time intervals of at least 1/4 hour) by the Shareholder Consultant in performing the consulting services.
(c) Buyer will also reimburse the Shareholder Consultants for all expenses incurred by them in the course of the consulting services and approved, in advance, by Buyer, including, but not limited to, travel, lodging, meals, rental car etc.

ARTICLE VI
CLOSING CONDITIONS
6.01 Conditions to Each Party’s Obligations to Effect the Transactions Contemplated Hereby. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:
(a) No Order, Decree or Injunction. Neither Seller nor Buyer shall be subject to any order, decree or injunction of a court of competent jurisdiction or governmental agency and no statute, rule or regulation shall be in effect or be enacted or issued which (i) prevents or delays any of the transactions contemplated by this Agreement, or (ii) would impose any limitation on the ability of Buyer effectively to exercise full rights of ownership of the Purchased Assets.
6.02 Conditions to the Obligations of Seller to Effect the Transactions Contemplated Hereby. The obligations of Seller to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller:
(a) Covenants Performed; Representations and Warranties True. Buyer shall have performed and complied with the covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date and the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the Closing Date as though made at and as of the Closing Date, and Seller shall have received a certificate to that effect signed on behalf of Buyer by an authorized officer of Buyer;
(b) Due Authorization. Buyer shall have delivered to Seller resolutions of its Board of Directors duly authorizing the transactions contemplated by this Agreement and the Related Agreements, certified by the corporate Secretary of Buyer;
(c) Related Agreements. Buyer shall have executed and delivered, or shall have caused to be executed and delivered, the Related Agreements.
(d) Purchase Price. Buyer shall have paid the Purchase Price.
6.03 Conditions to the Obligations of Buyer to Effect the Transactions Contemplated Hereby. The obligations of Buyer to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived by Buyer:
(a) Covenants Performed; Representations and Warranties True. Seller and Shareholders shall have performed and complied with the covenants and agreements contained in this Agreement required to be performed and complied with by them at or prior to the Closing Date, and the representations and warranties of Seller and Shareholders set forth in this Agreement shall be true and correct as of the Closing Date as though made at and as of the Closing Date, and Buyer shall have received, with respect to Seller’s covenants, representations and warranties, a certificate to that effect signed by authorized officers of Seller;
(b) Due Authorization. Seller shall have delivered to Buyer resolutions of its Board of Directors and shareholders duly authorizing the transactions contemplated by this Agreement and the Related Agreements, certified by the corporate Secretary of Seller;
(c) No Material Adverse Change. There shall not have been, since the date of the Financial Statements, any material adverse change in the Business, results of operations, financial condition or prospects of Seller with regard to the Business or the Purchased Assets;
(d) Opinion Letter. Buyer shall have received an opinion or opinions from counsel for Seller, dated the Closing Date and satisfactory in form and substance to Buyer and its counsel.
(e) Related Agreements. All parties other than Buyer shall have executed and delivered the Related Agreements, if any;
(f) Consents Obtained. Prior to Closing, all licenses, permits and other governmental approvals and authorizations and all consents of third parties required to effect the transactions contemplated by this Agreement, and for the Business of Seller to be operated by Buyer after the Closing in the manner and to the extent of Seller’s current operations (including, without limitation, all consents required for the assignment of the Material Contracts referred to in Section 1.01(c)) shall have been obtained and delivered to Buyer.
(g) Principal Supplier and Customer Due Diligence. Buyer shall have completed due diligence discussions with Scantibodies, Seller’s principal customer, and Bioprocessing, Inc., Seller’s principal supplier, and shall not have received any material adverse information regarding the commercial relationship of either such party with the Business.
ARTICLE VII
THE CLOSING
7.01 Time and Place of Closing. Upon the terms and subject to the satisfaction or waiver of the conditions in this Agreement, the Closing of the transactions contemplated hereby (the “Closing”) shall take place no later than September 30, 2007 at the offices of Buyer’s counsel, Carter Ledyard & Milburn LLP, Two Wall Street, New York, New York 10005, or at such other time and place as the parties hereto may agree in writing. The effective time of the Closing is herein referred to as the “Closing Date.”

7.02 Closing. At the Closing, Seller will deliver to Buyer such warranty deeds, bills of sale, instruments of assignment, including instruments in the form of Exhibit A and Exhibit B and other good and sufficient instruments of transfer and the other instruments and documents contemplated hereby, executed by Seller and in form and substance reasonably satisfactory to Buyer, as Buyer may reasonably require to vest in Buyer all right, title and interest of Seller and their affiliates in and to the Purchased Assets, and Buyer shall pay to Seller the Purchase Price, and deliver to Seller the other instruments and documents required of it at the Closing.
Subject to the provisions of the Transition Services Agreement, Seller shall deliver to Buyer at the Closing possession of the Purchased Assets being sold pursuant to this Agreement and the entire right, title and interest of Seller in and to such Purchased Assets shall pass to Buyer at the Closing.
ARTICLE VIII
EMPLOYMENT, WORKERS’ COMPENSATION AND
PRODUCT LIABILITY RESPONSIBILITY
8.01 Employment; Workers’ Compensation. Seller will retain the sole responsibility for (i) the employment of its employees in the Business and the Magnetic Particle Business and any obligations related thereto (including without limitation any pension or other employee benefit obligations or liabilities), and (ii) all workers’ compensation claims of employees of Seller.
8.02 Product Liability and Warranty Claims. At the Closing, Buyer shall assume and agree to perform and discharge all product liability and warranty claims (including claims for injury to person or property) and litigation relating to the Business conducted by Buyer and arising from products sold after the Closing Date.
8.03 Responsibility for Prior Claims. It is understood and agreed that Buyer does not assume any liability for, and shall not otherwise be responsible for, any product liability or warranty claims (including warranty claims for injury to person or property) arising from products sold or occurrences on or prior to the Closing Date, and Seller and Shareholders agree to indemnify and hold harmless Buyer with respect to any such claims as provided in Section 9.05.
ARTICLE IX
POST-CLOSING COVENANTS
9.01 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets and the other transactions contemplated by this Agreement and the Related Agreements. From time to time after the date hereof (including after the Closing Date if requested), Seller and its affiliates will, at their own expense and without further consideration, execute and deliver such instruments and documents to Buyer as Buyer may reasonably request in order more effectively to vest in Buyer good title to the Purchased Assets and to more effectively consummate the transactions contemplated by this Agreement and the Related Agreements. From time to time after the date hereof, including after the Closing Date if requested, Buyer will, at its expense and without further consideration, execute and deliver such instruments and documents to Seller as Seller may reasonably request in order to more effectively consummate the transactions contemplated hereby and the Related Agreements.
9.02 Commissions and Fees. Except as disclosed in Schedule 9.02 hereto, Seller and Buyer each represent and warrant to the other that no broker, finder, financial adviser or other person is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby by reason of any action taken by the party making such representation. Seller on the one hand, and Buyer, on the other hand, will pay to the other or otherwise discharge, and will jointly and severally indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder’s fees (other than as described above) incurred by reason of any action taken by such party.
9.03 Sales, Transfer and Use Taxes. All sales, transfer and use taxes incurred in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby will be borne by Seller, and Seller will, at its own expense, file all necessary tax returns and other documentation with respect to all such sales, transfer and use taxes, and, if required by applicable law, Buyer will join in the execution of any such tax returns or other documentation.
9.04 Nondisclosure; Noncompetition.
(a) Seller and Shareholders agree not to use or disclose at any time after consummation of the transactions contemplated hereby, except with the prior written consent of an officer authorized to act in the matter by the Board of Directors of Buyer, any trade secrets, proprietary information or other information relating to the Business that Buyer considers confidential relating to designs, suppliers, inventions, operations, marketing, cost and pricing data, master files or customer lists utilized by Seller prior to the Closing or by Buyer or any of its affiliates (the “Buyer Group”), or the skills, abilities and compensation of the Buyer Group’s employees, and all other similar information material to the conduct of the Buyer Group’s business, which is not presently generally known to the public; provided, however, that this provision shall not preclude Seller and Shareholders from (i) the use or disclosure of such information (other than customer and supplier lists) which presently is known generally to the public or which subsequently comes into the public domain, other than by way of disclosure in violation of this Agreement or in any other unauthorized fashion, or (ii) disclosure of such information required by law or court order, provided that prior to such disclosure required by law or court order Seller will give Buyer three business days’ written notice (or, if disclosure is required to be made in less than three business days, then such notice shall be given as promptly as practicable after determination that disclosure may be required) of the nature of the law or order requiring disclosure and the disclosure to be made in accordance therewith.
(b) For a period of three years from the Closing Date, Shareholders and Seller (the “Seller Group”) shall not, without the written consent of an officer authorized to act in the matter by the Board of Directors of Buyer, directly or indirectly: (i) own, manage, operate, join, control, participate in, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, partner, investor, consultant, lender or otherwise, any business entity which is engaged in, or is in any way competitive with, the Business; or (ii)  on behalf of anyone else engaged in any such line of business (x) persuade or attempt to persuade any employee of any member of the Buyer Group or any individual who was an employee of any member of the Buyer Group during the one year prior to the date of this Agreement, to leave the employ of any member of the Buyer Group or to become employed by any person other than the members of the Buyer Group or hire any such employee; (y) persuade or attempt to persuade any current client or former customer of any member of the Buyer Group to cease doing business with, or to reduce the amount of business it does or intends or anticipates doing with, Buyer (or any successor to Buyer’s business); or (z) solicit the business of any of such customer or former customer with respect to the Business conducted by Seller. Notwithstanding anything herein to the contrary, this Section 9(b) shall not prevent any member of the Seller Group from acquiring as an investment securities representing not more than five percent (5%) of the outstanding voting securities of any publicly-held corporation or from being a passive investor in any mutual fund, hedge fund, private equity fund or similar pooled account so long as such person’s interest therein is less than five percent (5%) and he has no role in selecting or managing investments thereof.
9.05 Indemnification.
(a) By Founding Shareholders. Each Founding Shareholder agrees, in proportion of his percentage ownership of Seller to the total percentage ownership of Seller held by all of the Founding Shareholders, to save, defend and indemnify Buyer against and hold it harmless from any and all claims, liabilities, losses, damages, deficiencies, costs and expenses, of every kind, nature and description, fixed or contingent (including, without limitation, interest, penalties and counsel’s fees and expenses in connection with any action, claim or proceeding relating thereto or seeking enforcement of a party’s obligations hereunder) (“Losses”), asserted against, resulting to, imposed upon or incurred by Buyer, directly or indirectly, arising out of (i) any breach of any representation, warranty, covenant or agreement made by Seller or Shareholders under this Agreement, or (ii) any Retained Liability; provided, however, that (A) Shareholders shall not have any obligation to indemnify Buyer from and against any Losses with respect to breaches described in (i) above until Buyer has suffered aggregate Losses by reason of all such breaches (excluding de Minimis Claims as hereinafter defined) in excess of $25,000, in which event Buyer shall be entitled to indemnification for the full amount of its aggregate Losses, (B) in no event shall the aggregate of Shareholders’ indemnification payments with respect to breaches described in (i) above exceed the Purchase Price paid by Buyer hereunder, and (C) indemnification claims with respect to the representations and warranties contained in Article III hereof must be made by Buyer within the survival period therefor specified in Section 10.06 hereof. The foregoing limitations shall not apply with respect to any Losses arising out of any Retained Liability or any Losses arising out of a breach of Section 3.05 (Taxes), Section 3.10 (ERISA) or Section 3.19 (Environmental). For purposes hereof, “de Minimis Claims” shall mean any indemnification claim for which the amount of Losses claimed is less than $5,000 (providing that any series of claims arising from the same or substantially similar facts or circumstances shall be treated as one claim for such determination).
(b) By Buyer. Buyer agrees to save, defend and indemnify Seller against and hold it harmless from any and all Losses arising out of any breach of any representation, warranty, covenant or agreement made by Buyer under this Agreement; provided, however, that (A) Buyer shall not have any obligation to indemnify Seller from and against any Losses with respect to breaches described above until Seller has suffered aggregate Losses by reason of all such breaches (excluding de Minimis Claims) in excess of $25,000, in which event Seller shall be entitled to indemnification for the full amount of their aggregate Losses, and (B) in no event shall the aggregate of Buyer’s indemnification payments with respect to breaches described above exceed the Purchase Price paid by Buyer hereunder, and (C) indemnification claims with respect to the representations and warranties contained in Article IV hereof must be made by Seller within the survival period therefor specified in Section 10.06 hereof.
9.06 Defense of Claims.
(a) Should any claim, action or proceeding by or involving a third party arise after the Closing Date for which any party (the “Indemnifying Party”) is liable for indemnification under the terms of this Agreement, the other party (the “Indemnified Party”) shall notify the Indemnifying Party within a reasonable time after such claim, action or proceeding arises and is known to the Indemnified Party (provided that the failure to give timely notice shall not affect the right to indemnification hereunder except to the extent that the Indemnifying Party is actually damaged or prejudiced by such delay), and if the Indemnifying Party shall admit in writing its potential indemnification obligation in respect thereof, the Indemnified Party shall give the Indemnifying Party a reasonable opportunity:
(i) to take part in any examination of the books and records;
(ii) to conduct any proceedings or negotiations in connection therewith as necessary or appropriate to defend the Indemnified Party or prosecute any claim, action, counterclaim or other proceeding with respect thereto;
(iii) to take all other required steps or proceedings to settle or defend any such claim, action or proceeding; and
(iv) to employ counsel to contest any such claim, action or proceeding in the name of the Indemnified Party or otherwise.

The expenses of all proceedings, contests or lawsuits with respect to such claims or actions shall be borne by the Indemnifying Party. If the Indemnifying Party wishes to assume the defense and/or settlement of any such claim or action, it shall give written notice to the Indemnified Party admitting the possibility of its indemnification obligation in respect thereof and stating that it intends to assume such defense within 15 days after notice from the Indemnified Party of such claim or action (unless the claim or action reasonably requires a response in less than 15 days after notice thereof is given to the Indemnifying Party, in which event it shall notify the Indemnified Party at least five days prior to such reasonably required response date), and the Indemnifying Party shall thereafter assume the defense of such claim or action, through counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party may participate in any such defense at its own expense. The Indemnified Party shall afford the Indemnifying Party’s counsel and other authorized representatives reasonable access during normal business hours to all books, records, offices and other facilities and properties of the Indemnified Party, and to the personnel of the Indemnified Party, and shall otherwise use all reasonable efforts to cooperate with the Indemnifying Party, such counsel and such other authorized representatives in connection with the exercise of the rights of the Indemnifying Party pursuant to this Section 9.06; provided, however, that prior to the Indemnifying Party entering into any settlement arrangement it must first acknowledge its obligation to indemnify the Indemnified Party.
(b) If the Indemnifying Party shall not assume the defense of, or if after so assuming it shall fail to actively defend, any such claim or action, the Indemnified Party may defend against any such claim or action in such manner as it may deem appropriate, and the Indemnified Party may settle such claim or action on such terms as it may deem appropriate, and the Indemnifying Party promptly shall reimburse the Indemnified Party for the amount of such settlement and for all expenses, legal and otherwise, reasonably and necessarily incurred by the Indemnified Party in connection with the defense against and settlement of such claim or action. If no settlement of such claim or action is made, the Indemnifying Party shall satisfy any judgment rendered with respect to such claim or in such action, before the Indemnified Party is required to do so, and pay all expenses, legal or otherwise, reasonably and necessarily incurred by the Indemnified Party in the defense against such claim or action.
(c) If a judgment is rendered against the Indemnified Party in any action covered by the indemnification hereunder, or any lien attaches to any of the assets of the Indemnified Party, the Indemnifying Party immediately upon such entry or attachment shall pay such judgment in full or discharge such lien unless, at the Indemnifying Party’s expense and direction, an appeal is taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a final judgment is rendered in any such action, the Indemnifying Party shall forthwith pay such judgment before the Indemnified Party is compelled to do so.
9.07 Expenses. Except as otherwise provided herein, Seller, Shareholders and Buyer shall each bear their own costs and expenses incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. Buyer shall be responsible for the fees, commissions, expenses and reimbursements incurred by or required to be paid to its and Buyer’s professional advisors, and Seller and Shareholders shall be responsible for the fees, commissions, expenses and reimbursements incurred by or required to be paid to Seller’s or Shareholders’ professional advisors, respectively.
9.08 Settlement of Seller’s Obligations. Seller will, after the Closing, duly settle all its obligations, including accounts payable and employment related obligations. Buyer will, after the Closing, duly settle all of the Assumed Liabilities.
ARTICLE X
MISCELLANEOUS
10.01 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
10.02 No Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties, provided, however, that each party may assign its rights, but not its obligations, hereunder, in whole or in part, to any corporation or other entity controlled by, controlling or under common control with such party, and such party or its assignee may assign their rights hereunder, in whole or in part, to any purchaser of substantially all of the assets or business of such party or such assignee. Any attempted or purported assignment by either party other than in accordance with this Section 10.02 shall be null and void. Nothing herein is intended to prohibit Seller from assigning the proceeds of the sale hereunder to a third party.
10.03 Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which as so executed and delivered shall be deemed an original but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement as to any party hereto to produce or account for more than one such counterpart executed and delivered by such party. Execution by facsimile or pdf signature shall be deemed to be, and shall have the same effect as, execution by original signature.
10.04 Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York (without regard to conflict of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.
10.05 Suits in California. The parties agree that any action or proceeding relating in any way to this Agreement or the Related Agreements or the transactions contemplated hereby and thereby shall be brought and enforced in either the state or federal district courts for the State of California, and the parties hereby waive any objection to jurisdiction or venue in any such proceeding commenced in or removed to such courts.

10.06 Survival. The representations, warranties, indemnities and agreements of the parties to this Agreement contained herein or in any document delivered pursuant to or in connection herewith shall survive the Closing for two years and shall survive any investigation by any party hereto; provided, however, that the representations and warranties of Seller contained in Section 3.05 (Taxes), Section 3.10 (ERISA) and Section 3.19 (Environmental) shall survive until the expiration of the relevant statute of limitations. The covenants contained in Section 5.05 and Article IX shall survive the Closing indefinitely, except as otherwise provided therein.
10.07 Notices. All notices required to be given under the terms of this Agreement or which any of the parties desires to give hereunder shall be in writing and personally delivered or sent by registered or certified mail, return receipt requested, or sent by overnight courier, or sent by fax addressed as follows:
(a)	To Buyer. If to Buyer addressed to:

Benen Trading Ltd. c/o Trinity Biotech plc IDA Business Park Southern Cross Road Bray, County Wicklow Ireland Fax: 011-353-1267-9883 Attn: Mr. Rory Nealon
With a copy to:
Carter Ledyard & Milburn LLP
2 Wall Street
New York, New York 10005
Fax: 212-732-3232
Attn: Alan J. Bernstein, Esq.
(b)	To Seller. If to Seller addressed to:

Cortex Biochem, Inc. 1933 Davis Street, Suite 311 San Leandro, CA 94577 Fax: 510-568-2467 Attn: Dr. Matt Pourfarzaneh, Ph.D.
With a copy to:

Randick O’Dea & Tooliatos, LLP
5000 Hopyard Road, Suite 400
Pleasanton, CA 94588
Fax: 925-460-0960
Attn: Robert Randick, Esq.
Any party may designate a change of address at any time by giving written notice thereof to the other parties.
10.08 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written instrument executed by all of the parties hereto.
10.09 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party or parties granting such waiver, but any such waiver or the failure to insist upon strict compliance with any obligation, covenant, agreement or condition herein, shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or breach.
10.10 Interpretation. The table of contents and the article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term “person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a governmental entity or any department or agency thereof. As used in this Agreement, the term “subsidiary,” when used in reference to any other person, shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such other person. As used in this Agreement, the term “GAAP” means generally accepted accounting principles as in effect and as applied in the United States with respect to Seller or Ireland with respect to Buyer or any of its affiliates. As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934. When used herein, the masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates or permits.
10.11 Entire Agreement. This Agreement and the Related Agreements, including the schedules, exhibits, documents, certificates and instruments referred to herein and therein, embody the entire agreement and understanding of the parties hereto in respect of any transactions contemplated by this Agreement and the Related Agreements and supersede all prior agreements, representations and understandings among the parties with respect thereto or with respect to the transactions contemplated hereby.

10.12 Specific Performance.
(a) Seller and Shareholders acknowledge that, in view of the uniqueness of the Business of Seller and the transactions contemplated hereby, Buyer may not have an adequate remedy at law for money damages in the event that this Agreement with respect to the sale of the Purchased Assets has not been performed in accordance with its terms by Seller or Shareholders and therefore Seller and Shareholders agree that Buyer shall be entitled to specific enforcement of the terms hereof with respect to the sale of the Purchased Assets and the other transactions contemplated hereby in the event of breach by Seller or Shareholders, respectively, in addition to any other remedy to which Buyer may be entitled, at law or in equity, for such breach.
(b) In the event of a breach or threatened breach by the Seller Group of their covenants under Section 9.04 hereof, Seller and Shareholders acknowledge that Buyer may not have an adequate remedy at law for money damages. Accordingly, in the event of such breach or threatened breach, Buyer will be entitled to such equitable and injunctive relief as may be available to restrain the Seller Group from the violation of the provisions of said Section 9.04 in addition to any other remedy to which Buyer may be entitled, at law or in equity, for such breach or threatened breach.
10.13 Severability of Covenants. Seller and Shareholders acknowledge that the covenants contained in Section 9.04 of this Agreement are reasonable and necessary for the protection of Buyer and its investment in the Purchased Assets and that each covenant, and the period or periods of time and the types and scope of restrictions on the activities specified therein are, and are intended to be, divisible and shall be deemed a series of separate covenants, one for each state or jurisdiction to which they are applicable. In the event that any provision of this Agreement, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect to the extent that such provisions can still reasonably be given effect in accordance with the intentions of the parties, and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.
ARTICLE XI
TERMINATION AND ABANDONMENT
11.01 Termination. This Agreement may be terminated at any time prior to the Closing:
(a) by the written agreement of all of the parties hereto;
(b) by Buyer if there has been a material violation or breach by Seller or Shareholders of any covenant, agreement, representation or warranty contained in this Agreement entitling Buyer not to close under Article VI;

(c) by Seller or Shareholders if there has been a material violation or breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement entitling Seller not to close under Article VI; or
(d) by either Buyer or Seller or Shareholders if the Closing of the transactions contemplated by this Agreement shall not have been consummated on or before September 30, 2007, provided, however, that termination pursuant to this subsection (d) shall not relieve any party of the liabilities contemplated by the proviso to the second sentence of Section 11.02 hereof, if applicable.
11.02 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any of the parties pursuant to Section 11.01(b), (c) or (d) of this Agreement, written notice thereof shall forthwith be given by the terminating party to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is properly terminated, none of the parties hereto nor any of their respective directors, officers or affiliates, as the case may be, shall have any liability or further obligation to any of the other parties or any of their respective directors, officers or affiliates, as the case may be, pursuant to this Agreement; provided, however, that if any such termination shall result from the breach of a warranty or the failure of a party to fulfill a condition to the performance of the obligations of the other parties or to perform a covenant or agreement contained in this Agreement or from any other willful breach by any party to this Agreement, such party shall be solely liable for any and all damages, costs and expenses (including, but not limited to, counsel’s fees) sustained or incurred by the other parties as a result of such failure or breach. The provisions of Sections 5.05, 10.04, 10.05, 10.07, 10.13 and 11.02 shall survive any termination hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed by their duly authorized officers as of the date first above written.

BENEN TRADING LTD.
By:	/s/ Rory Nealon
	Name:	Rory Nealon
	Title:	CFO

CORTEX BIOCHEM, INC.
By:	/s/ Matt Pourfarzaneh
	Name:	Dr. Matt Pourfarzaneh
	Title:	President

/s/ Matt Pourfarzaneh
DR. MATT POURFARZANEH

/s/ Leonard I. Karp
LEONARD I. KARP

/s/ Edward J. Ritelli, Jr.
EDWARD J. RITELLI, JR.

/s/ Ray Pourfarzaneh
RAY POURFARZANEH

/s/ Dr. Dokhi Nargessi
DR. DOKHI NARGESSI